November 4, 2024

Ulrich Dopfer
Chief Financial Officer
ADTRAN Holdings, Inc.
901 Explorer Boulevard
Huntsville, AL 35806

       Re: ADTRAN Holdings, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2023
           File No. 001-41446
Dear Ulrich Dopfer:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance